Exhibit 21.1

Subsidiaries of Registrant*

Name of Subsidiary		Jurisdiction of Formation
1.	Americas Technology Purchaser Merger Sub Inc.	Delaware
2.	Americas Technology Company Merger Sub Inc.	Delaware

*All subsidiaries are wholly owned, directly or indirectly, by the Registrant.